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                    U.S. SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549


FORM 12b-25                                               SEC File Number 1-4124
                                                          CUSIP Number 477178107

                          NOTIFICATION OF LATE FILING
                                 (Check One):

[X] Form 10-K          [ ] Form 11-K      [ ] Form 20-F           [ ] Form 10-Q
[ ] Form N-SAR

For Period Ended:
                               JANUARY 31, 1998
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Read Attached Instruction Sheet Before Preparing Form.      Please Print or
Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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Part I - Registrant Information

                         JETRONIC INDUSTRIES, INC.
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Full Name of Registrant


Former Name if Applicable

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Address of Principal Executive Office (Street and Number)

4200 Mitchell Street
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City, State and Zip Code

Philadelphia, PA 19128
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PART II - Rules 12b-25(b) and (c)

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If the subjects report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report or semi-annual report/portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and


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[X]  (c)  The accountant's statement or other exhibit required by Rule
          12b-25(c) has been attached if applicable.


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PART III    Narrative
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State below in reasonable detail the reasons why the Form 10-K, 11-K, 20-F,
10-Q or N-SAR or portion thereof could not be filed within the prescribed time period.

Additional time is necessary to complete the Consolidation.
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Part IV - Other Information

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      (1) Name and telephone number of person to contact in regard to this notification

LEONARD W. PIETRZAK                        (215)         482-7660
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      (Name)                            (Area Code)  (Telephone Number)

      (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no identify
            report(s).                                [X] Yes      [ ] No

      (3) Is it anticipated that any significant changes in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                      [X] Yes      [ ] No


Attachment to Part   IV(3) - Other Information

The Company expects to report a profit for the year ended January 31, 1998.

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                           JETRONIC INDUSTRIES, INC.
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                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


 Date: April 28, 1998                         By: /s/ Leonard W. Pietrzak
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                                                  Leonard W. Pietrzak
                                                  Vice President - Finance